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                                                                 Exhibit 99.41

FOR IMMEDIATE RELEASE

Intacs Ad Campaign Is Rolled Out in Over 20 Markets

"Power and Freedom" themes invite mildly nearsighted consumers to switch from eyeglasses and contacts to new non-LASIK product

FREMONT, CA (May 18, 2000) - Intacs micro-inserts, a flexible new vision correction product for people with mild nearsightedness (myopia), is being introduced to consumers in more than 20 cities this week in the first major advertising and direct mail campaign since the product was approved by the Food and Drug Administration.

Developed by KeraVision, Inc. (Nasdaq: KERA), Intacs are the first FDA-approved non-laser option for surgically correcting mild nearsightedness
- a segment largely unpenetrated by laser correction manufacturers despite the segment's potential size of about 22 million adult consumers. Intacs were recently named one of "The Year's Top 10 Medical Advances" by CNN and Health magazine.

Radio, print and direct mail are targeted to support a core group of "Fast Track" practices that are leading the consumer launch of Intacs. The company plans to spend up to $5 million as this consumer campaign is expanded to support additional "Fast Track" practices.

KeraVision President and Chief Operating Officer John Galantic said, "The new Intacs campaign is targeted at contact lens and eyeglass wearers who are interested in permanent vision correction but apprehensive about being locked into a permanent choice for the rest of their lives. Intacs offer consumers crisp, clear, maintenance-free vision, with the flexibility to allow changes in prescription as people's eyesight changes naturally with age. These are the unique benefits behind the new campaign theme, `The Power to Change Your Vision, the Freedom to Change Your Mind.'"

Developed from in-depth qualitative and quantitative consumer research conducted last year, the campaign is designed to direct consumers to "Fast Track" practices in over 20 cities in order to build on these practices' already growing Intacs procedure volume. The company expects the program to provide a marketing model that will work in other cities to support additional Intacs surgeons.

Galantic continued, "Based on our research, the mild myope is more risk averse than higher myopes who account for most of today's vision correction surgery consumers. We believe KeraVision has a unique opportunity to connect with mild myopes who are tired of contacts and eyeglasses but nervous about surgical procedures that permanently alter their cornea. In our opinion, Intacs answer people's concerns about permanent surgery as well as their desire for a safe, effective, flexible alternative to lenses."

The STAR Group will manage co-branding strategy
The STAR Group in Cherry Hill, NJ, was named agency of record for the account. The agency will manage the Intacs "co-branding" strategy that is designed to, first, build awareness for Intacs and, second, direct interested consumers to experienced "Fast Track" practices in each market.

Cities included in this first phase of KeraVision's consumer co-branding campaign range in size from Chicago and San Francisco to Fayetteville, AR and Moreno Valley, CA.

In addition, a new Intacs web site, under development by Razorfish, is scheduled for June launch. Advertising and direct mail will be used to help direct consumers to the site where they can learn more about Intacs and be linked to a Fast Track practice in their area.

KeraVision, founded in 1986, is the developer of Intacs micro-inserts for correcting mild myopia, which was named one of "The Year's Top 10 Medical Advances" by CNN and Health magazine. Approved by the FDA in 1999, Intacs are a flexible and convenient option to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented Intacs technology is also being developed for the possible treatment of hyperopia (farsightedness); myopia (nearsightedness) in wider ranges than presently approved by the FDA; astigmatism; and keratoconus, a corneal thinning disease.

Forward-Looking Statement Disclaimer
Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of Intacs prescription inserts, the need for additional capital to fund future business operations, the inability to successfully market and sell products, competitive products and technologies, and other risk factors described under the heading "Risk Factors" contained in KeraVision's Form 10-K for the year ended Dec. 31, 1999, as well as in other SEC filings.

                                        ####
Contacts:
For investors:
Mark Fischer-Colbrie
(510) 353-3000
info@keravision.com

For news media:
Mick Taylor
KeraVision, Inc.
(510) 353-3075
mick_taylor@keravision.com

Andrew Lavin
Lavin Communications
(212) 290-9540